Exhibit 99l.1

         Ibis Technology Announces Third Quarter 2007 Results


    DANVERS, Mass.--(BUSINESS WIRE)--Oct. 24, 2007--Ibis Technology Corporation (Nasdaq: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the third quarter ended September 30, 2007.

    Total revenues for the third quarter of 2007 were $193,000. This compares to total revenues of $265,000 in the preceding quarter, and compares to total revenues of $7.2 million in the third quarter of 2006, which included the sale of an i2000 implanter.

    Net loss for the 2007 third quarter was $1.3 million, or a loss of $0.09 per share, compared to a net loss for the preceding quarter of $1.4 million, or a loss of $0.11 per share. Net income in the third quarter of 2006 was $2.2 million, or $0.20 per diluted share. Net loss for the third quarter of 2007 reflects stock based compensation charges of $146,810, or $0.01 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123(R).

    For the first nine months of 2007, total revenues were $0.8 million, compared to $13.5 million for the first nine months of last year. Net loss for the first nine months of 2007 was $4.2 million, or $0.32 per share, compared to net income of $1.4 million, or $0.13 per share, for the first nine months of 2006. Revenue and net loss for the first nine months of 2007 does not include the sale of an i2000 implanter, compared to the sale of two implanters in the first nine months of 2006. As mentioned last quarter, IBIS will have no revenue from implanter system sales in the 2007 fiscal year.

    Charles M. McKenna, Ph.D., president and CEO of Ibis Technology Corporation, said, "At this point in time we have no indication from our customers on the timing of their next implanter orders, or visibility regarding their SIMOX implanter requirements during 2008. Although SOI in general seems to be enjoying at least broader interest and sampling in the marketplace, that has not yet translated to a sufficient increase in SIMOX-SOI volume demand beyond the existing SIMOX capacity at our customers to warrant the purchase of additional tools. Therefore, IBIS has not received an i2000 implanter order from our customer since October 2005. We remain focused on our research and development efforts, and, of course, we are concerned that if the next orders do not materialize until well into 2008, our ability to retain and attract key personnel could be adversely affected."

    Commenting further on current industry conditions, McKenna added:
"The current primary markets for end user products employing SOI technology, such as computers and game stations, continue to be highly volatile. We still believe that SOI's fundamental advantages over standard silicon wafers will lead to an increasing number of applications, such as wireless, and ultimately a broad array of consumer electronic devices. The need to reduce dynamic power losses and the resulting heat buildup in semiconductor chips is a more pressing issue today than ever before, and we believe it should be a powerful market driver for SOI."

    "We continue to believe that SIMOX-SOI will ultimately become the low cost, high volume choice for SOI wafers, once the basic SIMOX-SOI technology is accepted into mainstream chip fabrication. Our customers are aggressively pursuing this acceptance," said McKenna.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its third quarter 2007 results and outlook for the future on October 24, 2007 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2733. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately three weeks.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, Ibis Technology is traded on the Nasdaq Global Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on the Ibis web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the Company's expectations regarding future orders for i2000 implanters, (iii) continued retention of key personnel and technical staff, (iv) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (v) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (vi) the Company's plan to focus on supplying implanters to wafer manufacturers, (vii) the timing of our largest customer's ramping to production quantities on their i2000 implanters, (viii) the adequacy of the Company's cash resources for continuing and future operations, and (ix) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and our subsequent quarterly reports on Form 10-Q . All information set forth in this press release is as of October 24, 2007, and Ibis undertakes no duty to update this information unless required by law.



                     Ibis Technology Corporation
                  Condensed Statement of Operations
                           Unaudited                 Unaudited
                        Quarter Ended        9 Months Ended September
                         September 30,                  30,
                    2006               2007   2006               2007
License and other
 revenue           $   183,000 $    100,000  $   466,000 $    322,000
Equipment revenue    7,041,000       93,000   13,061,000      466,000
                   ----------- ------------- ----------- -------------
   Total revenue     7,224,000      193,000   13,527,000      788,000
                   ----------- ------------- ----------- -------------
Cost of contract
 and other revenue           0            0            0            0
Cost of equipment
 revenue             2,957,000      179,000    5,683,000      499,000
                   ----------- ------------- ----------- -------------
   Gross profit
    (loss)           4,267,000       14,000    7,844,000      289,000
                   ----------- ------------- ----------- -------------
General and
 administrative        560,000      499,000    1,875,000    1,627,000
Marketing and sales    220,000      115,000      836,000      475,000
Research and
 development         1,343,000      909,000    4,029,000    2,936,000
                   ----------- ------------- ----------- -------------
   Income (loss)
    from operations  2,144,000   (1,509,000)   1,104,000   (4,749,000)
Other income
 (expense)              93,000      218,000      333,000      543,000
Income tax expense           0            0        1,000        1,000
                   ----------- ------------- ----------- -------------
Net income (loss)  $ 2,237,000  ($1,291,000) $ 1,436,000  ($4,207,000)
Net income (loss)
 per share:
   Basic           $      0.21       ($0.09) $      0.13       ($0.32)
   Diluted         $      0.20       ($0.09) $      0.13       ($0.32)
Weighted average number of shares used in
 net income (loss) per share calculation:
   Basic            10,872,928   14,316,629   10,841,656   13,105,623
   Diluted          10,991,264   14,316,629   10,971,358   13,105,623




                       Condensed Balance Sheets
                                                Unaudited   Unaudited
                                                December   September
                                                 31, 2006    30, 2007
Assets
Current assets:
   Cash and cash equivalents                   $ 4,813,000 $ 6,591,000
   Accounts receivable                             349,000     330,000
   Inventories                                   3,575,000   3,546,000
   Other current assets                            291,000     235,000
      Current assets                             9,028,000  10,702,000
Property and equipment                           3,984,000   3,141,000
      Other assets                                 777,000     540,000
                                               ----------- -----------
      Total assets                             $13,789,000 $14,383,000
                                               =========== ===========
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                410,000     310,000
   Accrued Liabilities                             973,000     723,000
   Deferred revenue                                150,000           0
                                               ----------- -----------
      Current liabilities                        1,533,000   1,033,000
                                               ----------- -----------
      Total liabilities                          1,533,000   1,033,000
                                               ----------- -----------
Stockholders' equity                            12,256,000  13,350,000
                                               ----------- -----------
   Total liabilities and stockholders' equity  $13,789,000 $14,383,000
                                               =========== ===========


    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer